Exhibit 10.64

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of the 24th day of September, 2002 (the “Effective Date”), by and between Cinergy and James L. Turner (the “Executive”). This Agreement replaces and supersedes any and all prior employment agreements between Cinergy and the Executive. The capitalized words and terms used throughout this Agreement are defined in Section 11.

Recitals

A. The Executive is currently serving as Executive Vice President of the Company and Chief Executive Officer of the Regulated Businesses Business Unit of Cinergy, and Cinergy desires to secure the continued employment of the Executive in accordance with this Agreement.

B. The Executive is willing to continue to remain in the employ of Cinergy on the terms and conditions set forth in this Agreement.

C. The parties intend that this Agreement will replace and supersede any and all prior employment agreements between Cinergy (or any component company or business unit of Cinergy) and the Executive.

Agreement

In consideration of the mutual promises, covenants and agreements set forth below, the parties agree as follows:

1.	Employment and Term.

a.	Cinergy agrees to employ the Executive, and the Executive agrees to remain in the employ of Cinergy, in accordance with the terms and provisions of this Agreement, for the Employment Period set forth in Section 1b. The parties agree that the Company will be responsible for carrying out all of the promises, covenants, and agreements of Cinergy set forth in this Agreement.

b.	The Employment Period of this Agreement will commence as of the Effective Date and continue until December 31, 2004; provided that, commencing on December 31, 2002, and on each subsequent December 31, the Employment Period will be extended for one (1) additional year unless either party gives the other party written notice not to extend this Agreement at least ninety (90) days before the extension would otherwise become effective.

2.	Duties and Powers of Executive.

a.

Position. The Executive will serve Cinergy as Executive Vice President of the Company and Chief Executive Officer of the Regulated Businesses Business Unit of Cinergy and he will have such responsibilities, duties, and authority as are

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customary for someone of that position and such additional duties, consistent with his position, as may be assigned to him from time to time during the Employment Period by the Board of Directors or the Chief Executive Officer. Executive shall devote substantially all of Executive’s business time, efforts and attention to the performance of Executive’s duties under this Agreement; provided, however, that this requirement shall not preclude Executive from reasonable participation in civic, charitable or professional activities or the management of Executive’s passive investments, so long as such activities do not materially interfere with the performance of Executive’s duties under this Agreement.

b.	Place of Performance. In connection with the Executive’s employment, the Executive will be based at the principal executive offices of Cinergy, 221 East Fourth Street, Cincinnati, Ohio. Except for required business travel to an extent substantially consistent with the present business travel obligations of Cinergy executives who have positions of authority comparable to that of the Executive, the Executive will not be required to relocate to a new principal place of business that is more than thirty (30) miles from such location.

3.	Compensation. The Executive will receive the following compensation for his services under this Agreement.

a.	Salary. The Executive’s Annual Base Salary, payable in pro rata installments not less often than semi-monthly, will be at the annual rate of not less than $346,500. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation of Cinergy under this Agreement. The Annual Base Salary will not be reduced except for across-the-board salary reductions similarly affecting all Cinergy management personnel. If Annual Base Salary is increased or reduced during the Employment Period, then such adjusted salary will thereafter be the Annual Base Salary for all purposes under this Agreement.

b.	Retirement, Incentive, Welfare Benefit Plans and Other Benefits.

(i)	During the Employment Period, the Executive will be eligible, and Cinergy will take all necessary action to cause the Executive to become eligible, to participate in short-term and long-term incentive, stock option, restricted stock, performance unit, savings, retirement and welfare plans, practices, policies and programs applicable generally to other senior executives of Cinergy who are considered Tier II executives for compensation purposes, except with respect to any plan, practice, policy or program to which the Executive has waived his rights in writing.

(ii)	Supplemental Retirement Benefit.

(1)

Amount, Form, Timing and Method of Payment. If the Executive retires from Cinergy after reaching age 55, the Executive will be entitled and fully vested in a supplemental retirement benefit in an amount which, when expressed as an annual amount payable

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during the life of the Executive, shall equal the excess of (1) 60% of the Executive’s Highest Average Earnings over (2) his total aggregate annual benefit, payable in the form of a single life annuity to the Executive, under all Executive Retirement Plans. Except as described below, the form (e.g., the 100% joint and survivor annuity form of benefit), timing, and method of payment of the supplemental retirement benefit payable under this Paragraph will be the same as those elected by the Executive under the Pension Plan, and the amount of such benefit shall be calculated after taking into account the actuarial factors contained in the Pension Plan, provided, however, that such benefit shall not be actuarially reduced for early commencement.

(2)	Death Benefit. If the Executive dies after reaching age 55 but prior to his retirement from Cinergy, and if his Spouse, on the date of his death, is living on the date the first installment of the supplemental retirement benefit would be payable under this Paragraph, the Spouse will be entitled to receive the supplemental retirement benefit as a Spouse’s benefit. The form, timing, and method of payment of any Spouse’s benefit under this Paragraph will be the same as those applicable to the Spouse under the Pension Plan, and the amount of such benefit shall be calculated after taking into account the actuarial factors contained in the Pension Plan, provided, however, that such benefit shall not be actuarially reduced for early commencement.

(3)	Special Payment Election Effective Upon a Change in Control. Notwithstanding the foregoing, the Executive may make a special payment election with respect to his supplemental retirement benefit (if any) in accordance with the following provisions:

(A)	The Executive may elect, on a form provided by Cinergy, to receive a single lump sum cash payment in an amount equal to the Actuarial Equivalent (as defined below) of his supplemental retirement benefit (or the Actuarial Equivalent of the remaining payments to be made in connection with his supplemental retirement benefit in the event that payment of his supplemental retirement benefit has already commenced) payable no later than 30 days after the later of the occurrence of a Change in Control or the date of his termination of employment.

(B)

Such special payment election shall become operative only upon the occurrence of a Change in Control and only if the Executive’s termination of employment occurs either (1) prior to the occurrence of a Change in Control or (2) during the 24-month period commencing upon the occurrence of a

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Change in Control. Once operative, such special payment election shall override any other payment election made by the Executive with respect to his supplemental retirement benefit.

(C)	In order to be effective, a special payment election (or withdrawal of that election) must be made either prior to the occurrence of a Potential Change in Control or, with the consent of Cinergy, during the 30-day period commencing upon the occurrence of a Potential Change in Control. In the event that a Potential Change in Control occurs and subsequently ceases to exist, other than as a result of a Change in Control, such Potential Change in Control shall be disregarded for purposes of this Section.

(D)	In the event that the Executive makes a special payment election and pursuant to that election he becomes entitled to receive a single lump sum cash payment pursuant to this Section payable prior to the commencement of his supplemental retirement benefit in another form of payment, the Actuarial Equivalent of his supplemental retirement benefit shall be calculated based on the following assumptions:

(I)	The form of payment for each of the Executive’s retirement benefits under the Executive Retirement Plans and the Executive’s supplemental retirement benefit shall be a single life annuity;

(II)	The commencement date for each of the Executive’s retirement benefits under the Executive Retirement Plans and the Executive’s supplemental retirement benefit shall be the first day of the calendar month coincident with or next following his termination of employment;

(III)	The term “Actuarial Equivalent” has the meaning given to that term in the Pension Plan with respect to lump sum payments; and

(IV)	The amount of the Executive’s supplemental retirement benefit shall not be actuarially reduced for early commencement.

(E)	In the event that the Executive makes a special payment election and pursuant to that election he is entitled to receive a single lump sum cash payment payable after the

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commencement of his supplemental retirement benefit in another form of payment, his lump sum cash payment shall be equal to the Actuarial Equivalent (as that term is used in the Pension Plan with respect to lump sum payments) of the remaining payments to be made in connection with his supplemental retirement benefit.

(iii)	Upon his retirement on or after having attained age 50, the Executive will be eligible for comprehensive medical and dental benefits which are not materially different from the benefits provided to retirees under the Cinergy Corp. Welfare Benefits Program or any similar program or successor to that program. For purposes of determining the amount of the monthly premiums due from the Executive, the Executive will receive from Cinergy the maximum subsidy available as of the date of his retirement to an active Cinergy employee with the same medical benefits classification/eligibility as the Executive’s medical benefits classification/eligibility on the date of his retirement.

(iv)	The Executive will be a participant in the Annual Incentive Plan and will be paid pursuant to the terms and conditions of that plan, subject to the following: (1) The maximum annual bonus shall be not less than one hundred five percent (105%) of the Executive’s Annual Base Salary (the “Maximum Annual Bonus”); and (2) The target annual bonus shall be not less than sixty percent (60%) of the Executive’s Annual Base Salary (the “Target Annual Bonus”).

(v)	The Executive will be a participant in the Long-Term Incentive Plan (the “LTIP”), and the Executive’s annualized target award opportunity under the LTIP will be equal to no less than ninety percent (90%) of his Annual Base Salary (the “Target LTIP Bonus”).

(vi)	For purposes of Sections 3b(iv) and 3b(v), the Executive’s Annual Base Salary for any calendar year shall be increased by the amount of any Nonelective Employer Contributions made on behalf of the Executive during such calendar year under the 401(k) Excess Plan.

c.	Fringe Benefits and Perquisites. During the Employment Period, the Executive will be entitled to the following additional fringe benefits in accordance with the terms and conditions of Cinergy’s policies and practices for such fringe benefits:

(i)	Cinergy will furnish to the Executive an automobile appropriate for the Executive’s level of position, or, at Cinergy’s discretion, a cash allowance of equivalent value. Cinergy will also pay all of the related expenses for gasoline, insurance, maintenance, and repairs, or provide for such expenses within the cash allowance. All benefits provided pursuant to this Section 3c(i) shall be provided in accordance with generally applicable procedures established from time to time by Cinergy in its sole discretion.

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(ii)	Cinergy will pay the initiation fee and the annual dues, assessments, and other membership charges of the Executive for membership in a country club selected by the Executive.

(iii)	Cinergy will provide paid vacation for four (4) weeks per year (or such longer period for which Executive is otherwise eligible under Cinergy’s policy).

(iv)	Cinergy will furnish to the Executive annual financial planning and tax preparation services, provided, however, that the cost to Cinergy of such services shall not exceed $15,000 during any thirty-six (36) consecutive month period. Notwithstanding the preceding sentence, in the event any payment to the Executive pursuant to this Section 3c(iv) is subject to any federal, state, or local income or employment taxes, Cinergy shall provide to the Executive an additional payment in an amount necessary such that after payment by the Executive of all such taxes (calculated after assuming that the Executive pays such taxes for the year in which the benefit occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payment, the Executive retains an amount equal to the benefit provided pursuant to this Section 3c(iv).

(v)	Cinergy will provide other fringe benefits in accordance with Cinergy plans, practices, programs, and policies in effect from time to time, commensurate with his position and at least comparable to those received by other Cinergy Tier II executives.

d.	Expenses. Cinergy agrees to reimburse the Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties under this Agreement in accordance with the policies established from time to time by the Board of Directors.

e.	Relocation Benefits. Following termination of the Executive’s employment for any reason (other than death), the Executive will be entitled to reimbursement from Cinergy for the reasonable costs of relocating from the Cincinnati, Ohio, area to a new primary residence in a manner that is consistent with the terms of the Relocation Program. Notwithstanding the foregoing, if the Executive becomes employed by another employer and is eligible to receive relocation benefits under another employer-provided plan, any benefits provided to the Executive under this Section 3e will be secondary to those provided under the other employer-provided relocation plan. The Executive must report to Cinergy any such relocation benefits that he actually receives under another employer-provided plan.

f.

Stock Options and Stock Appreciation Rights. Notwithstanding Section 5d, upon the occurrence of a Change in Control, any stock options or stock appreciation rights then held by the Executive pursuant to the LTIP or Cinergy Corp. Stock Option Plan shall, to the extent not otherwise provided in the applicable Stock

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Related Documents, become immediately exercisable. If the Executive terminates employment for any reason during the twenty-four (24) month period commencing upon the occurrence of a Change in Control, notwithstanding Section 5d, any stock options or stock appreciation rights then held by the Executive pursuant to the LTIP or Cinergy Corp. Stock Option Plan shall, to the extent not otherwise provided in the applicable Stock Related Documents, remain exercisable in accordance with their terms but in no event for a period less than the lesser of (i) three months following such termination of employment or (ii) the remaining term of such stock option or stock appreciation right (which remaining term shall be determined without regard to such termination of employment).

4.	Termination of Employment.

a.	Death. The Executive’s employment will terminate automatically upon the Executive’s death during the Employment Period.

b.	By Cinergy for Cause. Cinergy may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Employment Agreement, “Cause” means the following:

(i)	The willful and continued failure by the Executive to substantially perform the Executive’s duties with Cinergy (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) that, if curable, has not been cured within 30 days after the Board of Directors or the Chief Executive Officer has delivered to the Executive a written demand for substantial performance, which demand specifically identifies the manner in which the Executive has not substantially performed his duties. This event will constitute Cause even if the Executive issues a Notice of Termination for Good Reason pursuant to Section 4d after the Board of Directors or Chief Executive Officer delivers a written demand for substantial performance.

(ii)	The breach by the Executive of the confidentiality provisions set forth in Section 9.

(iii)	The conviction of the Executive for the commission of a felony, including the entry of a guilty or nolo contendere plea, or any willful or grossly negligent action or inaction by the Executive that has a materially adverse effect on Cinergy. For purposes of this definition of Cause, no act, or failure to act, on the Executive’s part will be deemed “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of Cinergy.

(iv)

Notwithstanding the foregoing, Cinergy shall be deemed to have not terminated the employment of the Executive for Cause unless and until there shall have been delivered to the Executive a copy of a resolution

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duly adopted by the affirmative vote of not less than a majority of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard by the Board), finding that, in the good faith opinion of the Board, the Executive had committed an act set forth above in this Section 4b and specifying the particulars thereof in detail.

c.	By Cinergy Without Cause. Cinergy may, upon at least 30 days advance written notice to the Executive, terminate the Executive’s employment during the Employment Period for a reason other than Cause, but the obligations placed upon Cinergy in Section 5 will apply.

d.	By the Executive for Good Reason. The Executive may terminate his employment during the Employment Period for Good Reason. For purposes of this Agreement, “Good Reason” means the following:

(i)	(1) A reduction in the Executive’s Annual Base Salary, except for across-the-board salary reductions similarly affecting all Cinergy management personnel, (2) a reduction in the amount of the Executive’s Maximum Annual Bonus under the Annual Incentive Plan, except for across-the-board Maximum Annual Bonus reductions similarly affecting all Cinergy management personnel, or (3) a reduction in any other benefit or payment described in Section 3 of this Agreement, except for changes to the employee benefits programs generally affecting Cinergy management personnel, provided that those changes, in the aggregate, will not result in a material adverse change with respect to the benefits to which the Executive was entitled as of the Effective Date.

(ii)	(1) The material reduction without his consent of the Executive’s title, authority, duties, or responsibilities from those in effect immediately prior to the reduction, (2) in the event the Executive is or becomes a member of the Board during the Employment Period, the failure by Cinergy without the consent of the Executive to nominate the Executive for re-election to the Board, or (3) a material adverse change in the Executive’s reporting responsibilities.

(iii)	Any breach by Cinergy of any other material provision of this Agreement (including but not limited to the place of performance as specified in Section 2b).

(iv)	The Executive’s disability due to physical or mental illness or injury that precludes the Executive from performing any job for which he is qualified and able to perform based upon his education, training or experience.

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(v)	A failure by the Company to require any successor entity to the Company specifically to assume in writing all of the Company’s obligations to the Executive under this Agreement.

For purposes of determining whether Good Reason exists with respect to a Qualifying Termination occurring on or within 24 months following a Change in Control, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

e.	By the Executive Without Good Reason. The Executive may terminate his employment without Good Reason upon prior written notice to the Company.

f.	Notice of Termination. Any termination of the Executive’s employment by Cinergy or by the Executive during the Employment Period (other than a termination due to the Executive’s death) will be communicated by a written Notice of Termination to the other party to this Agreement in accordance with Section 12b. For purposes of this Agreement, a “Notice of Termination” means a written notice that specifies the particular provision of this Agreement relied upon and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for terminating the Executive’s employment under the specified provision. The failure by the Executive or Cinergy to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause will not waive any right of the Executive or Cinergy under this Agreement or preclude the Executive or Cinergy from asserting that fact or circumstance in enforcing rights under this Agreement.

g.	The Executive acknowledges and agrees that he shall not sell or otherwise dispose of any shares of Company stock acquired pursuant to the exercise of a stock option, other than shares sold in order to pay an option exercise price or the related tax withholding obligation, until 90 days after the Date of Termination. Notwithstanding the foregoing, Cinergy, in its sole discretion, may waive the restrictions contained in the previous sentence.

5.	Obligations of Cinergy Upon Termination.

a.	Certain Terminations.

(i)	If a Qualifying Termination occurs during the Employment Period, Cinergy will pay to the Executive a lump sum amount, in cash, equal to the sum of the following Accrued Obligations:

(1)	the pro-rated portion of the Executive’s Annual Base Salary payable through the Date of Termination, to the extent not previously paid.

(2)	any amount payable to the Executive under the Annual Incentive Plan in respect of the most recently completed fiscal year, to the extent not theretofore paid.

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(3)	an amount equal to the AIP Benefit for the fiscal year that includes the Date of Termination multiplied by a fraction, the numerator of which is the number of days from the beginning of that fiscal year to and including the Date of Termination and the denominator of which is three hundred and sixty-five (365). The AIP Benefit component of the calculation will be equal to the annual bonus that would have been earned by the Executive pursuant to any annual bonus or incentive plan maintained by Cinergy in respect of the fiscal year in which occurs the Date of Termination, determined by projecting Cinergy’s performance and other applicable goals and objectives for the entire fiscal year based on Cinergy’s performance during the period of such fiscal year occurring prior to the Date of Termination, and based on such other assumptions and rates as Cinergy deems reasonable.

(4)	the Accrued Obligations described in this Section 5a(i) will be paid within thirty (30) days after the Date of Termination. These Accrued Obligations are payable to the Executive regardless of whether a Change in Control has occurred.

(ii)	In the event of a Qualifying Termination either prior to the occurrence of a Change in Control, or more than twenty-four (24) months following the occurrence of a Change in Control, Cinergy will pay the Accrued Obligations, and Cinergy will have the following additional obligations described in this Section 5a(ii); provided, however, that each of the benefits described below in this Section 5a(ii) shall only be provided to the Executive if, upon presentation to the Executive following a Qualifying Termination, the Executive timely executes and does not timely revoke the Waiver and Release.

(1)

Cinergy will pay to the Executive a lump sum amount, in cash, equal to three (3) times the sum of the Annual Base Salary and the Annual Bonus. For this purpose, the Annual Base Salary will be at the rate in effect at the time Notice of Termination is given (without giving effect to any reduction in Annual Base Salary, if any, prior to the termination, other than across-the-board reductions), and shall include the amount of any Nonelective Employer Contributions made on behalf of the Executive under the 401(k) Excess Plan during the fiscal year in which the Executive’s Qualifying Termination occurs, and the Annual Bonus will be the higher of (A) the annual bonus earned by the Executive pursuant to any annual bonus or incentive plan maintained by Cinergy in respect of the year ending immediately prior to the fiscal year in which occurs the Date of Termination, and (B) the annual bonus that would have been earned by the Executive pursuant to any annual bonus or incentive plan maintained by Cinergy in respect of the fiscal year in which occurs the Date of Termination, calculated

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by projecting Cinergy’s performance and other applicable goals and objectives for the entire fiscal year based on Cinergy’s performance during the period of such fiscal year occurring prior to the Date of Termination, and based on such other assumptions and rates as Cinergy deems reasonable; provided, however that for purposes of this Section 5a(ii)(1)(B), the Annual Bonus shall not be less than the Target Annual Bonus, nor greater than the Maximum Annual Bonus for the year in which the Date of Termination occurs. This lump sum will be paid within thirty (30) days after the expiration of the revocation period contained in the Waiver and Release.

(2)	Subject to Clauses (A), (B) and (C) below, Cinergy will provide, until the end of the Employment Period, medical and dental benefits to the Executive and/or the Executive’s dependents at least equal to those that would have been provided if the Executive’s employment had not been terminated (excluding benefits to which the Executive has waived his rights in writing). The benefits described in the preceding sentence will be in accordance with the medical and welfare benefit plans, practices, programs, or policies of Cinergy (the “M&W Plans”) as then currently in effect and applicable generally to other Cinergy senior executives and their families. In the event that any medical or dental benefits or payments provided pursuant to this Section 5a(ii)(2)(B) are subject to federal, state, or local income or employment taxes, Cinergy shall provide the Executive with an additional payment in the amount necessary such that after payment by the Executive of all such taxes (calculated after assuming that the Executive pays such taxes for the year in which the payment or benefit occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payment, the Executive retains an amount equal to the medical or dental benefits or payments provided pursuant to this Section 5a(ii)(2)(B).

(A)	If, as of the Executive’s Date of Termination, the Executive meets the eligibility requirements for Cinergy’s retiree medical and welfare benefit plans, the provision of those retiree medical and welfare benefit plans to the Executive will satisfy Cinergy’s obligation under this Section 5a(ii)(2).

(B)

If, as of the Executive’s Date of Termination, the provision to the Executive of the M&W Plan benefits described in this Section 5a(ii)(2) would either (1) violate the terms of the M&W Plans (or any related insurance policies) or (2) violate any of the Code’s nondiscrimination requirements applicable to the M&W Plans, then Cinergy, in its sole

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discretion, may elect to pay the Executive, in lieu of the M&W Plan benefits described under this Section 5a(ii)(2), a lump sum cash payment equal to the total monthly premiums (or in the case of a self funded plan, the cost of COBRA continuation coverage) that would have been paid by Cinergy for the Executive under the M&W Plans from the Date of Termination through the end of the Employment Period. Nothing in this Clause will affect the Executive’s right to elect COBRA continuation coverage under a M&W Plan in accordance with applicable law, and Cinergy will make the payment described in this Clause whether or not the Executive elects COBRA continuation coverage, and whether or not the Executive receives health coverage from another employer.

(C)	If the Executive becomes employed by another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, any benefits provided to the Executive under the M&W Plans will be secondary to those provided under the other employer-provided plan during the Executive’s applicable period of eligibility.

(3)	Cinergy will pay the Executive a lump sum amount, in cash, equal to $15,000 in order to cover tax counseling services through an agency selected by the Executive. In the event any payment to the Executive pursuant to this Section 5a(ii)(3) is subject to any federal, state, or local income or employment taxes, Cinergy shall provide to the Executive an additional payment in an amount necessary such that after payment by the Executive of all such taxes (calculated after assuming that the Executive pays such taxes for the year in which his Date of Termination occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payment, the Executive retains an amount equal to the payment provided pursuant to this Section 5a(ii)(3). Such payment will be transferred to the Executive within thirty (30) days of the expiration of the revocation period contained in the Waiver and Release.

(iii)

In the event of a Qualifying Termination during the twenty-four (24) month period beginning upon the occurrence of a Change in Control, Cinergy will pay the Accrued Obligations listed in Sections 5a(i)(1) and (2), Cinergy will pay the Accrued Obligations listed in Section 5a(i)(3) (but only if such Qualifying Termination occurs after the calendar year in which occurs such Change in Control) and Cinergy will have the following additional obligations described in this Section 5a(iii); provided, however, that each of the benefits described below in this Section 5a(iii)

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shall only be provided to the Executive if, upon presentation to the Executive following a Qualifying Termination, the Executive timely executes and does not timely revoke the Waiver and Release.

(1)	Cinergy will pay to the Executive a lump sum severance payment, in cash, equal to three (3) times the higher of (x) the sum of the Executive’s current Annual Base Salary and Target Annual Bonus and (y) the sum of the Executive’s Annual Base Salary in effect immediately prior to the Change in Control and the Change in Control Bonus. For purposes of the preceding sentence, the Executive’s Annual Base Salary on any given date shall include the amount of any Nonelective Employer Contributions made on behalf of the Executive under the 401(k) Excess Plan during the fiscal year in which such date occurs. For purposes of this Agreement, the Change in Control Bonus shall mean the higher of (A) the annual bonus earned by the Executive pursuant to any annual bonus or incentive plan maintained by Cinergy in respect of the year ending immediately prior to the fiscal year in which occurs the Date of Termination or, if higher, immediately prior to the fiscal year in which occurs the Change in Control, and (B) the annual bonus that would have been earned by the Executive pursuant to any annual bonus or incentive plan maintained by Cinergy in respect of the year in which occurs the Date of Termination, calculated by projecting Cinergy’s performance and other applicable goals and objective for the entire fiscal year based on Cinergy’s performance during the period of such fiscal year occurring prior to the Date of Termination, and based on such other assumptions and rates as Cinergy deems reasonable, provided, however, that for purposes of this Section 5a(iii)(1)(B), such Change in Control Bonus shall not be less than the Target Annual Bonus, nor greater than the Maximum Annual Bonus. This lump sum will be paid within thirty (30) days of the expiration of the revocation period contained in the Waiver and Release. Nothing in this Section 5a(iii)(1) shall preclude the Executive from receiving the amount, if any, to which he is entitled in accordance with the terms of the Annual Incentive Plan for the fiscal year that includes the Date of Termination.

(2)

Cinergy will pay to the Executive the lump sum present value of any benefits under the Executive Supplemental Life Program under the terms of the applicable plan or program as of the Date of Termination, calculated as if the Executive was fully vested as of the Date of Termination. The lump sum present value, assuming commencement at age 50 or the Executive’s age as of the Date of Termination if later, will be determined using the interest rate applicable to lump sum payments in the Cinergy Corp. Non-Union Employees’ Pension Plan or any successor to that plan for the plan

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year that includes the Date of Termination. To the extent no such interest rate is provided therein, the annual interest rate applicable under Section 417(e)(3) of the Code, or any successor provision thereto, for the second full calendar month preceding the first day of the calendar year that includes the Date of Termination will be used. This lump sum will be paid within thirty (30) days of the expiration of the revocation period contained in the Waiver and Release.

(3)	The Executive shall be fully vested in his accrued benefits as of the Date of Termination under the Executive Retirement Plans, and his aggregate accrued benefits thereunder and under Section 3b(ii) of this Agreement will be calculated, and he will be treated for all purposes, as if he was credited with three (3) additional years of age and service as of the Date of Termination, provided, however, that to the extent a calculation is made regarding the actuarial equivalent amount of any alternate form of benefit, the Executive will not be credited with three additional years of age for purposes of such calculation. However, Cinergy will not commence payment of such benefits prior to the date that the Executive has attained, or is treated (after taking into account the preceding sentence) as if he had attained, age 50.

(4)

For a thirty-six (36) month period after the Date of Termination, Cinergy will arrange to provide to the Executive and/or the Executive’s dependents life, disability, accident, and health insurance benefits substantially similar to those that the Executive and/or the Executive’s dependents are receiving immediately prior to the Notice of Termination at a substantially similar cost to the Executive (without giving effect to any reduction in those benefits subsequent to a Change in Control that constitutes Good Reason), except for any benefits that were waived by the Executive in writing. If Cinergy arranges to provide the Executive and/or the Executive’s dependents with life, disability, accident, and health insurance benefits, those benefits will be reduced to the extent comparable benefits are actually received by or made available to the Executive and/or the Executive’s dependents during the thirty-six (36) month period following the Executive’s Date of Termination. The Executive must report to Cinergy any such benefits that he or his dependents actually receives or that are made available to him or his dependents. In lieu of the benefits described in the preceding sentences, Cinergy, in its sole discretion, may elect to pay to the Executive a lump sum cash payment equal to thirty-six (36) times the monthly premiums (or in the case of a self funded plan, the cost of COBRA continuation coverage) that would have been paid by Cinergy to provide those benefits to the Executive and/or the Executive’s dependents.

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Nothing in this Section 5a(iii)(4) will affect the Executive’s right to elect COBRA continuation coverage in accordance with applicable law, and Cinergy will provide the benefits or make the payment described in this Clause whether or not the Executive elects COBRA continuation coverage, and whether or not the Executive receives health coverage from another employer. In the event that any benefits or payments provided pursuant to this Section 5a(iii)(4) are subject to federal, state, or local income or employment taxes, Cinergy shall provide the Executive with an additional payment in the amount necessary such that after payment by the Executive of all such taxes (calculated after assuming that the Executive pays such taxes for the year in which the payment or benefit occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payment, the Executive retains an amount equal to the benefits or payments provided pursuant to this Section 5a(iii)(4).

(5)	In lieu of any and all other rights with respect to the automobile assigned by Cinergy to the Executive, Cinergy will provide the Executive with a lump sum payment in the amount of $50,000. In the event any payment to the Executive pursuant to this Section 5a(iii)(5) is subject to any federal, state, or local income or employment taxes, Cinergy shall provide to the Executive an additional payment in an amount necessary such that after payment by the Executive of all such taxes (calculated after assuming that the Executive pays such taxes for the year in which his Date of Termination occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payment, the Executive retains an amount equal to the payment provided pursuant to this Section 5a(iii)(5). Such payment will be transferred to the Executive within thirty (30) days of the expiration of the revocation period contained in the Waiver and Release.

(6)	Cinergy will pay the Executive a lump sum amount, in cash, equal to $15,000 in order to cover tax counseling services through an agency selected by the Executive. In the event any payment to the Executive pursuant to this Section 5a(iii)(6) is subject to any federal, state, or local income or employment taxes, Cinergy shall provide to the Executive an additional payment in an amount necessary such that after payment by the Executive of all such taxes (calculated after assuming that the Executive pays such taxes for the year in which his Date of Termination occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payment, the Executive retains an amount equal to the payment provided pursuant to this Section 5a(iii)(6). Such payment will be transferred to the Executive within thirty (30) days of the expiration of the revocation period contained in the Waiver and Release.

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(7)	Cinergy will provide annual dues and assessments of the Executive for membership in a country club selected by the Executive until the end of the Employment Period.

(8)	Cinergy will provide outplacement services suitable to the Executive’s position until the end of the Employment Period or, if earlier, until the first acceptance by the Executive of an offer of employment. At the Executive’s discretion, 15% of Annual Base Salary may be paid in lieu of outplacement services, which payment will be transferred to the Executive within thirty (30) days of the expiration of the revocation period contained in the Waiver and Release.

For purposes of this Section 5a(iii), the Executive will be deemed to have incurred a Qualifying Termination upon a Change in Control if the Executive’s employment is terminated prior to a Change in Control, without Cause at the direction of a Person who has entered into an agreement with Cinergy, the consummation of which will constitute a Change in Control, or if the Executive terminates his employment for Good Reason prior to a Change in Control if the circumstances or event that constitutes Good Reason occurs at the direction of such a Person.

b.	Termination by Cinergy for Cause or by the Executive Other Than for Good Reason. Subject to the provisions of Section 7, and notwithstanding any other provisions of this Agreement, if the Executive’s employment is terminated for Cause during the Employment Period, or if the Executive terminates employment during the Employment Period other than a termination for Good Reason, Cinergy will have no further obligations to the Executive under this Agreement other than the obligation to pay to the Executive the Accrued Obligations, plus any other earned but unpaid compensation, in each case to the extent not previously paid.

c.	Certain Tax Consequences.

(i)	In the event that any benefits paid or payable to the Executive or for his benefit pursuant to the terms of this Agreement or any other plan or arrangement in connection with, or arising out of, his employment with Cinergy or a change in ownership or effective control of Cinergy or of a substantial portion of its assets (a “Payment” or “Payments”) would be subject to any Excise Tax, then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest, penalties, additional tax, or similar items imposed with respect thereto and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon or assessable against the Executive due to the Payments.

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(ii)	Subject to the provisions of Section 5c, all determinations required to be made under this Section 5c, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5c, shall be paid by Cinergy to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon Cinergy and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Cinergy should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event of any Underpayment, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Cinergy to or for the benefit of the Executive, and Cinergy shall indemnify and hold harmless the Executive for any such Underpayment, on an after-tax basis, including interest and penalties with respect thereto. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive’s employment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at the rate provided in Code Section 1274(b)(2)(B).

(iii)

The value of any non-cash benefits or any deferred payment or benefit paid or payable to the Executive will be determined in accordance with the principles of Code Sections 280G(d)(3) and (4). For purposes of determining the amount of the Gross-Up Payment, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and applicable state and local income taxes at the highest

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marginal rate of taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes that would be obtained from deduction of those state and local taxes.

(iv)	Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Accounting Firm’s determination, an Excise Tax will be imposed on any Payment or Payments, Cinergy will pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that Cinergy has actually withheld from the Payment or Payments in accordance with law.

d.	Value Creation Plan and Stock Options. Upon the Executive’s termination of employment for any reason, the Executive’s entitlement to restricted shares and performance shares under the Value Creation Plan and any stock options granted under the Cinergy Corp. Stock Option Plan, the LTIP or any other stock option plan will be determined under the terms of the appropriate plan and any applicable administrative guidelines and written agreements, provided, however, that following the occurrence of a Change in Control the terms of any such plan, administrative guideline or written agreement shall not be amended in a manner that would adversely affect the Executive with respect to awards granted to the Executive prior to the Change in Control.

e.	Benefit Plans in General. Upon the Executive’s termination of employment for any reason, the Executive’s entitlements, if any, under all benefit plans of Cinergy, including but not limited to the Deferred Compensation Plan, 401(k) Excess Plan, Cinergy Corp. Supplemental Executive Retirement Plan and any vacation policy, shall be determined under the terms of such plans, policies and any applicable administrative guidelines and written agreements, provided, however, that following the occurrence of a Change in Control the terms of such plans and policies and any applicable administrative guidelines and written agreements shall not be amended in a manner that would adversely affect the Executive with respect to benefits earned by the Executive prior to the Change in Control.

f.	Other Fees and Expenses. Cinergy will also reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive (i) in successfully disputing a Qualifying Termination that entitles the Executive to Severance Benefits or (ii) in reasonably disputing whether or not Cinergy has terminated his employment for Cause. Payment will be made within five (5) business days after delivery of the Executive’s written request for payment accompanied by such evidence of fees and expenses incurred as Cinergy reasonably may require.

6.

Non-Exclusivity of Rights. Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any benefit, plan, program, policy, or practice provided by Cinergy and for which the Executive may qualify, except with respect to any benefit to which the Executive has waived his rights in writing or any plan,

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program, policy, or practice that expressly excludes the Executive from participation. In addition, nothing in this Agreement will limit or otherwise affect the rights the Executive may have under any other contract or agreement with Cinergy entered into after the Effective Date. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any benefit, plan, program, policy, or practice of, or any contract or agreement entered into after the Effective Date with Cinergy, at or subsequent to the Date of Termination, will be payable in accordance with that benefit, plan, program, policy or practice, or that contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the above, in the event that the Executive receives Severance Benefits under Section 5a(ii) or 5a(iii), (a) the Executive shall not be entitled to any benefits under any severance plan of Cinergy, including but not limited to the Severance Opportunity Plan for Non-Union Employees of Cinergy Corp. and (b) if the Executive receives such Severance Benefits as a result of his termination for Good Reason, as that term is defined in Section 4d(iv), Cinergy’s obligations under Sections 5a(ii) and 5a(iii) shall be reduced by the amount of any benefits payable to the Executive under any short-term or long-term disability plan of Cinergy, the amount of which shall be determined by Cinergy in good faith.

7.	Full Settlement: Mitigation. Except as otherwise provided herein, Cinergy’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that Cinergy may have against the Executive or others. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and, except as provided in Sections 3e, 5a(ii)(2) and 5a(iii)(4), those amounts will not be reduced simply because the Executive obtains other employment. If the Executive finally prevails on the substantial claims brought with respect to any dispute between Cinergy and the Executive as to the interpretation, terms, validity, or enforceability of (including any dispute about the amount of any payment pursuant to) this Agreement, Cinergy agrees to pay all reasonable legal fees and expenses that the Executive may reasonably incur as a result of that dispute.

8.

Arbitration. The parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers’ compensation claims) arising out of or relating in any way to the Executive’s employment, the terms, benefits, and conditions of employment, or concerning this Agreement or its termination and any resulting termination of employment, including whether such a dispute is arbitrable, shall be settled by arbitration. This agreement to arbitrate includes but is not limited to all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims. The Executive will still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim will be submitted to arbitration instead of a court or jury. The arbitration proceeding will be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made, and such proceeding will be adjudicated in the state of Ohio in accordance with the laws of the state of Ohio. The decision of the

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arbitrator(s), including determination of the amount of any damages suffered, will be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors and assigns. Each party will bear its own expenses in the arbitration for arbitrators’ fees and attorneys’ fees, for its witnesses, and for other expenses of presenting its case. Other arbitration costs, including administrative fees and fees for records or transcripts, will be borne equally by the parties. Notwithstanding anything in this Section to the contrary, if the Executive prevails with respect to any dispute submitted to arbitration under this Section, Cinergy will reimburse or pay all legal fees and expenses that the Executive may reasonably incur as a result of the dispute as required by Section 7.

9.	Confidential Information. The Executive will hold in a fiduciary capacity for the benefit of Cinergy, as well as all of Cinergy’s successors and assigns, all secret, confidential information, knowledge, or data relating to Cinergy, and its affiliated businesses, that the Executive obtains during the Executive’s employment by Cinergy or any of its affiliated companies, and that has not been or subsequently becomes public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period and thereafter, the Executive will not, without Cinergy’s prior written consent or as may otherwise by required by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than Cinergy and those designated by it. The Executive understands that during the Employment Period, Cinergy may be required from time to time to make public disclosure of the terms or existence of the Executive’s employment relationship to comply with various laws and legal requirements. In addition to all other remedies available to Cinergy in law and equity, this Agreement is subject to termination by Cinergy for Cause under Section 4b in the event the Executive violates any provision of this Section.

10.	Successors.

a.	This Agreement is personal to the Executive and, without Cinergy’s prior written consent, cannot be assigned by the Executive other than Executive’s designation of a beneficiary of any amounts payable hereunder after the Executive’s death. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives.

b.	This Agreement will inure to the benefit of and be binding upon Cinergy and its successors and assigns.

c.

Cinergy will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Cinergy to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Cinergy would be required to perform it if no succession had taken place. Cinergy’s failure to obtain such an assumption and agreement prior to the effective date of a succession will be a breach of this Agreement and will entitle the Executive to compensation from Cinergy in the same amount and on the same terms as if the Executive were to

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terminate his employment for Good Reason upon a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective will be deemed the Date of Termination.

11.	Definitions. As used in this Agreement, the following terms, when capitalized, will have the following meanings:

a.	Accounting Firm. “Accounting Firm” means Cinergy’s independent auditors.

b.	Accrued Obligations. “Accrued Obligations” means the accrued obligations described in Section 5a(i).

c.	Agreement. “Agreement” means this Employment Agreement between Cinergy and the Executive.

d.	AIP Benefit. “AIP Benefit” means the Annual Incentive Plan benefit described in Section 5a(i).

e.	Annual Base Salary. “Annual Base Salary” means, except where otherwise specified herein, the annual base salary payable to the Executive pursuant to Section 3a.

f.	Annual Bonus. “Annual Bonus” has the meaning set forth in Section 5a(ii)(1).

g.	Annual Incentive Plan. “Annual Incentive Plan” means the Cinergy Corp. Annual Incentive Plan or any similar plan or successor to the Annual Incentive Plan.

h.	Board of Directors or Board. “Board of Directors” or “Board” means the board of directors of the Company.

i.	COBRA. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

j.	Cause. “Cause” has the meaning set forth in Section 4b.

k.	Change in Control. A “Change in Control” will be deemed to have occurred if any of the following events occur, after the Effective Date:

(i)	Any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“1934 Act”)), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing more than twenty percent (20%) of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a transaction described in Clause (1) of Paragraph (ii) below; or

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(ii)	There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, partnership or other entity, other than (1) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to that merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least sixty percent (60%) of the combined voting power of the securities of the Company or the surviving entity or its parent outstanding immediately after the merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such a Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; or

(iii)	During any period of two (2) consecutive years, individuals who at the beginning of that period constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of that period or whose appointment, election, or nomination for election was previously so approved or recommended cease for any reason to constitute a majority of the Board of Directors; or

(iv)	The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to the sale.

l.	Change in Control Bonus. “Change in Control Bonus” has the meaning set forth in Section 5a(iii)(1).

m.	Chief Executive Officer. “Chief Executive Officer” means the individual who, at any relevant time, is then serving as the chief executive officer of the Company.

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n.	Cinergy. “Cinergy” means the Company, its subsidiaries, and/or its affiliates, and any successors to the foregoing.

o.	Code. “Code” means the Internal Revenue Code of 1986, as amended, and interpretive rules and regulations.

p.	Company. “Company” means Cinergy Corp.

q.	Date of Termination. “Date of Termination” means:

(i)	if the Executive’s employment is terminated by Cinergy for Cause, or by the Executive with Good Reason, the date of receipt of the Notice of Termination or any later date specified in the notice, as the case may be;

(ii)	if the Executive’s employment is terminated by the Executive without Good Reason, thirty (30) days after the date on which the Executive notifies Cinergy of the termination;

(iii)	if the Executive’s employment is terminated by Cinergy other than for Cause, thirty (30) days after the date on which Cinergy notifies the Executive of the termination; and

(iv)	if the Executive’s employment is terminated by reason of death, the date of death.

r.	Deferred Compensation Plan. “Deferred Compensation Plan” means the Cinergy Corp. Non-Qualified Deferred Incentive Compensation Plan or any similar plan or successor to that plan.

s.	Effective Date. “Effective Date” has the meaning given to that term in the first paragraph of this Agreement.

t.	Employment Period. “Employment Period” has the meaning set forth in Section 1b.

u.	Excise Tax. “Excise Tax” means any excise tax imposed by Code section 4999, together with any interest, penalties, additional tax or similar items that are incurred by the Executive with respect to the excise tax imposed by Code section 4999.

v.	Executive. “Executive” has the meaning given to that term in the first paragraph of this Agreement.

w.	Executive Retirement Plans. “Executive Retirement Plans” means the Pension Plan, the Cinergy Corp. Supplemental Executive Retirement Plan and the Cinergy Corp. Excess Pension Plan or any similar plans or successors to those plans.

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x.	Executive Supplemental Life Program. “Executive Supplemental Life Program” means the Cinergy Corp. Executive Supplemental Life Insurance Program or any similar program or successor to the Executive Supplemental Life Program.

y.	401(k) Excess Plan. “401(k) Excess Plan” means the Cinergy Corp. 401(k) Excess Plan, or any similar plan or successor to that plan.

z.	Good Reason. “Good Reason” has the meaning set forth in Section 4d.

aa.	Gross-Up Payment. “Gross-Up Payment” has the meaning set forth in Section 5c.

bb.	Highest Average Earnings. “Highest Average Earnings” shall have the meaning given to such term in the Cinergy Corp. Supplemental Executive Retirement Plan. For purposes of clarity, the parties hereto acknowledge and agree that the Executive’s Highest Average Earnings for any year shall not include any benefits received by the Executive pursuant to Section 5 of this Agreement, other than pursuant to Section 5a(i) of this Agreement.

cc.	Long-Term Incentive Plan or LTIP. “Long-Term Incentive Plan” or “LTIP” means the long-term incentive plan implemented under the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan or any successor to that plan.

dd.	M&W Plans. “M&W Plans” has the meaning set forth in Section 5a(ii)(2).

ee.	Maximum Annual Bonus. “Maximum Annual Bonus” has the meaning set forth in Section 3b.

ff.	Nonelective Employer Contribution. “Nonelective Employer Contribution” has the meaning set forth in the 401(k) Excess Plan.

gg.	Notice of Termination. “Notice of Termination” has the meaning set forth in Section 4f.

hh.	Payment or Payments. “Payment” or “Payments” has the meaning set forth in Section 5c.

ii.	Pension Plan. “Pension Plan” means the Cinergy Corp. Non-Union Employees’ Pension Plan or any successor to that plan.

jj.	Person. “Person” has the meaning set forth in paragraph 3(a)(9) of the 1934 Act, as modified and used in subsections 13(d) and 14(d) of the 1934 Act; however, a Person will not include the following:

(i)	Cinergy or any of its subsidiaries or affiliates;

(ii)	A trustee or other fiduciary holding securities under an employee benefit plan of Cinergy or its subsidiaries or affiliates;

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(iii)	An underwriter temporarily holding securities pursuant to an offering of those securities; or

(iv)	A corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

kk.	Potential Change in Control. A “Potential Change in Control” means any period during which any of the following circumstances exist:

(i)	The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; provided that a Potential Change in Control shall cease to exist upon the expiration or other termination of such agreement; or

(ii)	The Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; provided that a Potential Change in Control shall cease to exist when the Company or such Person publicly announces that it no longer has such an intention; or

(iii)	Any Person who is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing ten percent (10%) or more of the combined voting power of the Company’s then outstanding securities, increases such Person’s beneficial ownership of such securities by an amount equal to five percent (5%) or more of the combined voting power of the Company’s then outstanding securities; or

(iv)	The Board of Directors adopts a resolution to the effect that, for purposes hereof, a Potential Change in Control has occurred.

Notwithstanding anything herein to the contrary, a Potential Change in Control shall cease to exist not later than the date that (i) the Board of Directors determines that the Potential Change in Control no longer exists, or (ii) a Change in Control occurs.

ll.	Qualifying Termination. “Qualifying Termination” means (i) the termination by Cinergy of the Executive’s employment with Cinergy during the Employment Period other than a termination for Cause or (ii) the termination by the Executive of the Executive’s employment with Cinergy during the Employment Period for Good Reason.

mm.	Relocation Program. “Relocation Program” means the Cinergy Corp. Relocation Program, or any similar program or successor to that program, as in effect on the date of the Executive’s termination of employment.

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nn.	Severance Benefits. “Severance Benefits” means the payments and benefits payable to the Executive pursuant to Section 5.

oo.	Spouse. “Spouse” means the Executive’s lawfully married spouse. For this purpose, common law marriage or a similar arrangement will not be recognized unless otherwise required by federal law.

pp.	Stock Related Documents. “Stock Related Documents” means the LTIP, the Cinergy Corp. Stock Option Plan, and the Value Creation Plan and any applicable administrative guidelines and written agreements relating to those plans.

qq.	Target Annual Bonus. “Target Annual Bonus” has the meaning set forth in Section 3b.

rr.	Target LTIP Bonus. “Target LTIP Bonus” has the meaning set forth in Section 3b.

ss.	Value Creation Plan. “Value Creation Plan” means the Value Creation Plan or any similar plan, or successor plan of the LTIP.

tt.	Waiver and Release. “Waiver and Release” means a waiver and release, in substantially the form attached to this Agreement as Exhibit A.

12.	Miscellaneous.

a.	This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. The captions of this Agreement are not part of its provisions and will have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended, or discharged except by an agreement in writing signed by the party against whom enforcement of the amendment, modification, repeal, waiver, extension, or discharge is sought. Only the Chief Executive Officer or his designee will have authority on behalf of Cinergy to agree to amend, modify, repeal, waive, extend, or discharge any provision of this Agreement.

b.	All notices and other communications under this Agreement will be in writing and will be given by hand delivery to the other party or by Federal Express or other comparable national or international overnight delivery service, addressed in the name of such party at the following address, whichever is applicable:

If to the Executive:

Cinergy Corp.

221 East Fourth Street

Cincinnati, Ohio 45201-0960

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If to Cinergy:

Cinergy Corp.

221 East Fourth Street

Cincinnati, Ohio 45201-0960

Attn: Chief Executive Officer

or to such other address as either party has furnished to the other in writing in accordance with this Agreement. All notices and communications will be effective when actually received by the addressee.

c.	The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

d.	Cinergy may withhold from any amounts payable under this Agreement such federal, state, or local taxes as are required to be withheld pursuant to any applicable law or regulation.

e.	The Executive’s or Cinergy’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or Cinergy may have under this Agreement, including without limitation the right of the Executive to terminate employment for Good Reason pursuant to Section 4d or the right of Cinergy to terminate the Executive’s employment for Cause pursuant to Section 4b, will not be deemed to be a waiver of that provision or right or any other provision or right of this Agreement.

f.	References in this Agreement to the masculine include the feminine unless the context clearly indicates otherwise.

g.	This instrument contains the entire agreement of the Executive and Cinergy with respect to the subject matter of this Agreement; and subject to any agreements evidencing stock option or restricted stock grants described in Section 3b and the Stock Related Documents, all promises, representations, understandings, arrangements, and prior agreements are merged into this Agreement and accordingly superseded.

h.	This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

i.	Cinergy and the Executive agree that Cinergy Services, Inc. will be authorized to act for Cinergy with respect to all aspects pertaining to the administration and interpretation of this Agreement.

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IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be executed as of the Effective Date.

CINERGY SERVICES, INC.

By:	\s\ James E. Rogers
James E. Rogers
Chairman and Chief Executive Officer

EXECUTIVE

\s\ James L. Turner
James L. Turner

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EXHIBIT A

*****

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (this “Waiver and Release”) is entered into by and between James L. Turner (the “Executive”) and Cinergy Corp. (“Cinergy”) (collectively, the “Parties”).

WHEREAS, the Parties have entered into the Employment Agreement dated                      (the “Employment Agreement”);

WHEREAS, the Executive’s employment has been terminated in accordance with the terms of the Employment Agreement;

WHEREAS, the Executive is required to sign this Waiver and Release in order to receive the payment of certain compensation under the Employment Agreement following termination of employment; and

WHEREAS, Cinergy has agreed to sign this Waiver and Release.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	This Waiver and Release is effective on the date hereof and will continue in effect as provided herein.

2.	In consideration of the payments to be made and the benefits to be received by the Executive pursuant to Section 5 of the Employment Agreement (the “Severance Benefits”), which the Executive acknowledges are in addition to payment and benefits to which the Executive would be entitled to but for the Employment Agreement, the Executive, on behalf of himself, his heirs, representatives, agents and assigns hereby COVENANTS NOT TO SUE OR OTHERWISE VOLUNTARILY PARTICIPATE IN ANY LAWSUIT AGAINST, FULLY RELEASES, INDEMNIFIES, HOLDS HARMLESS, and OTHERWISE FOREVER DISCHARGES (i) Cinergy, (ii) its subsidiary or affiliated entities, (iii) all of their present or former directors, officers, employees, shareholders, and agents as well as (iv) all predecessors, successors and assigns thereof (the persons listed in clauses (i) through (iv) hereof shall be referred to collectively as the “Company”) from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Executive now has or may have had through the effective date of this Waiver and Release. Executive acknowledges and understands that he is not hereby prevented from filing a charge of discrimination with the Equal Employment Opportunity Commission or any state-equivalent agency or otherwise participate in any proceedings before such Commissions. Executive also acknowledges and understands that in the event he does file such a charge, he shall be entitled to no remuneration, damages, back pay, front pay, or compensation whatsoever from the Company as a result of such charge.

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3.	Without limiting the generality of the foregoing release, it shall include: (i) all claims or potential claims arising under any federal, state or local laws relating to the Parties’ employment relationship, including any claims Executive may have under the Civil Rights Acts of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12,101 et seq.; the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; the Ohio Civil Rights Act, Chapter 4112 et seq.; and any other federal, state or local law governing the Parties’ employment relationship; (ii) any claims on account of, arising out of or in any way connected with Executive’s employment with the Company or leaving of that employment; (iii) any claims alleged or which could have been alleged in any charge or complaint against the Company; (iv) any claims relating to the conduct of any employee, officer, director, agent or other representative of the Company; (v) any claims of discrimination or harassment on any basis; (vi) any claims arising from any legal restrictions on an employer’s right to separate its employees; (vii) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (viii) all other causes of action sounding in contract, tort or other common law basis, including: (a) the breach of any alleged oral or written contract; (b) negligent or intentional misrepresentations; (c) wrongful discharge; (d) just cause dismissal; (e) defamation; (f) interference with contract or business relationship; or (g) negligent or intentional infliction of emotional distress.

4.	The Parties acknowledge that it is their mutual and specific intent that the above waiver fully complies with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing release of claims. Accordingly, Executive hereby acknowledges that:

(a)	He has carefully read and fully understands all of the provisions of this Waiver and Release and that he has entered into this Waiver and Release knowingly and voluntarily after extensive negotiations and having consulted with his counsel;

(b)	The Severance Benefits offered in exchange for Executive’s release of claims exceed in kind and scope that to which he would have otherwise been legally entitled;

(c)	Prior to signing this Waiver and Release, Executive had been advised in writing by this Waiver and Release as well as other writings to seek counsel from, and has in fact had an opportunity to consult with, an attorney of his choice concerning its terms and conditions; and

(d)	He has been offered at least twenty-one (21) days within which to review and consider this Waiver and Release.

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5.	The Parties agree that this Waiver and Release shall not become effective and enforceable until the date this Waiver and Release is signed by both Parties or seven (7) calendar days after its execution by Executive, whichever is later. Executive may revoke this Waiver and Release for any reason by providing written notice of such intent to Cinergy within seven (7) days after he has signed this Waiver and Release, thereby forfeiting Executive’s right to receive any Severance Benefits provided hereunder and rendering this Waiver and Release null and void in its entirety.

6.	The Executive hereby affirms and acknowledges his continued obligations to comply with the post-termination covenants contained in his Employment Agreement, including but not limited to, the Confidential Information provisions of Section 9 of the Employment Agreement. Executive acknowledges that the restrictions contained therein are valid and reasonable in every respect, are necessary to protect the Company’s legitimate business interests and hereby affirmatively waives any claim or defense to the contrary.

7.	Executive specifically agrees and understands that the existence and terms of this Waiver and Release are strictly CONFIDENTIAL and that such confidentiality is a material term of this Waiver and Release. Accordingly, except as required by law or unless authorized to do so by Cinergy in writing, Executive agrees that he shall not communicate, display or otherwise reveal any of the contents of this Waiver and Release to anyone other than his spouse, primary legal counsel or financial advisor, provided, however, that they are first advised of the confidential nature of this Waiver and Release and Executive obtains their agreement to be bound by the same. Cinergy agrees that Executive may respond to legitimate inquiries regarding his employment with Cinergy by stating that he voluntarily resigned to pursue other opportunities, that the Parties terminated their relationship on an amicable basis and that the Parties have entered into a confidential Waiver and Release that prohibits him from further discussing the specifics of his separation. Nothing contained herein shall be construed to prevent Executive from discussing or otherwise advising subsequent employers of the existence of any obligations as set forth in his Employment Agreement. Further, nothing contained herein shall be construed to limit or otherwise restrict the Company’s ability to disclose the terms and conditions of this Waiver and Release as may be required by business necessity.

8.	In the event that Executive breaches or threatens to breach any provision of this Waiver and Release, he agrees that Cinergy shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. Executive hereby waives any claim that Cinergy has an adequate remedy at law. In addition, and to the extent not prohibited by law, Executive agrees that Cinergy shall be entitled to an award of all costs and attorneys’ fees incurred by Cinergy in any successful effort to enforce the terms of this Waiver and Release. Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict Cinergy’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if Executive pursues any claims against the Company subject to the foregoing Waiver and Release, Executive agrees to immediately reimburse the Company for the value of all benefits received under this Waiver and Release to the fullest extent permitted by law.

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9.	Cinergy hereby releases the Executive, his heirs, representatives, agents and assigns from any and all known claims, causes of action, grievances, damages and demands of any kind or nature based on acts or omissions committed by the Executive during and in the course of his employment with Cinergy provided such act or omission was committed in good faith and occurred within the scope of his normal duties and responsibilities.

10.	The Parties acknowledge that this Waiver and Release is entered into solely for the purpose of ending their employment relationship on an amicable basis and shall not be construed as an admission of liability or wrongdoing by either Party and that both Cinergy and Executive have expressly denied any such liability or wrongdoing.

11.	Each of the promises and obligations shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

12.	The Parties agree that each and every paragraph, sentence, clause, term and provision of this Waiver and Release is severable and that, if any portion of this Waiver and Release should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

13.	This Waiver and Release shall be governed by and interpreted in accordance with the laws of the State of Ohio without regard to any applicable state’s choice of law provisions.

14.	Executive represents and acknowledges that in signing this Waiver and Release he does not rely, and has not relied, upon any representation or statement made by Cinergy or by any of Cinergy’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Waiver and Release other than those specifically contained herein.

15.	This Waiver and Release represents the entire agreement between the Parties concerning the subject matter hereof, shall supercede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in any existing Employment Agreement or other legally-binding document), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

16.	Cinergy Corp. and the Executive agree that Cinergy Services, Inc. will be authorized to act for Cinergy Corp. with respect to all aspects pertaining to the administration and interpretation of this Waiver and Release.

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PLEASE READ CAREFULLY. WITH RESPECT TO THE EXECUTIVE, THIS

WAIVER AND RELEASE INCLUDES A COMPLETE RELEASE OF ALL KNOWN

AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Waiver and Release on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

EXECUTIVE	CINERGY SERVICES, INC.

Signed:	By:
Printed:	Title:
Dated:	Dated:

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